An offering statement pursuant to Regulation A relating to these securities shall be filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Offering Circular was filed may be obtained.

Preliminary Offering Circular

Subject to Completion. Dated August 13, 2020

Fast Casual Concepts, Inc.

141 Amsterdam Rd.

Grove City, PA 16127

www.fastcasualconceptsinc.com

(727) 692-3348

Total Offering: 50,000,000 shares

Shares Outstanding 100,000,000

Shares owned by officers and directors 100,000,000

Percentage currently owned by officers and directors 100%

Percentage owned by officers and directors if all shares in this offering circular are sold would be approximately 66%

This is a public offering of shares of common stock of Fast Casual Concepts, Inc.

	Price to Public	Underwriting Discounts	Proceeds to Issuer	Proceeds to other persons
Per Share /unit	$.10	0	.10	*
Total Offering	$.10	0	$5,000,000	*

1We are offering our shares without the use of an exclusive placement agent and we do not currently intend to engage anyone to place shares, however, we may offer the offered shares through registered broker-dealers and we may pay finders. However, information as to any such broker-dealer or finder shall be disclosed in an amendment to this offering circular.

We intend to have our common stock on the OTC market under a to-be-issued symbol. It is expected that our common stock will trade on a sporadic and limited basis.

We expect to commence the sale of the shares as of the date on which the Offering Statement of which this Offering Circular is a part is declared qualified by the United States Securities and Exchange Commission.

Offering to end 1 year after approval date. No minimum purchase requirements All subscription offerings will be used for purposes contained within this offering circular.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

Offering Circular dated August 13, 2020

1See “Risk Factors” on page 4 of the offering circular to read about factors you should consider before buying shares of common stock.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this Offering Circular. You must not rely on any unauthorized information or representations. This Offering Circular is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this Offering Circular is current only as of its date.

SUMMARY

This summary highlights information contained elsewhere in this Offering Circular. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire Offering Circular carefully, including the “Risk Factors” section, our historical financial statements and the notes thereto, and unaudited pro forma financial information, each included elsewhere in this Offering Circular. Unless the context requires otherwise, references in this Offering Circular to “the Company,” “we,” “us” and “our” refer to Fast Casual Concepts, Inc.

Our Company

Fast Casual Concepts, Inc. (the “Company”) was established as a holding company that will open several distinct fast casual restaurants—one has already opened in 2019, another two in January of 2020, with additional locations planned for later 2020, with a plan of franchising restaurants in 2021. Economic factors associated with post COVID-19 reopening may affect the timing of additional location opening. Through excellence in concept development, cuisine, design and execution, the Company expects to have a continually-growing, highly-profitable portfolio of restaurant chains and franchises.

Company Information

We are incorporated in the State of Wyoming. Our principal executive offices are located at 141 Amsterdam Rd. Grove City, PA 16127 and our telephone number is (727) 692-3348. Our web site is www.fastcasualconceptsinc.com. Information contained on our web site is not incorporated by reference into this Offering Circular. You should not consider information contained on our web site as part of this Offering Circular.

The Offering

Common Stock we are offering	50,000,000 shares of common stack

Common Stock outstanding before this offering	100,000,000 shares of common stock have been issued as founders shares. A total of 100,000,000 shares of common stock are currently issued and outstanding before this offering.

Use of proceeds	We intend to use the proceeds from this offering to expand marketing and advertising and open new locations. See “Use of Proceeds.”

Risk Factors	See “Risk Factors” and other information appearing elsewhere in this Offering Circular for a discussion of factors you should carefully consider before deciding whether to invest in our common stock.

Offering Price	$.10 per share.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider each of the following risks, together with all other information set forth in this Offering Circular, including the financial statements and the related notes, before making a decision to buy our common stock. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Digital Marketing Operations

Small company in the start-up phase.

We are a start-up company in the initial phases of operation. This provides risk as we continue to grow and implement our business plan. Being that we are a startup company, we have limited business operations. Our growth and ability to sustain business expenses will greatly depend on our ability to raise additional capital.

Adverse economic or other conditions in the markets in which we do business could negatively affect our sales and retention rates and therefore our operating results.

Our operating results are dependent upon our ability to maximize the strengths in our marketing plan and we rely on being able to expand our restaurants to other areas. Adverse economic or other conditions in the markets in which we operate may lower our revenue and make it difficult to continue operations.

We face competition, which may impede our ability to open future locations or may increase the cost of expansion.

We compete with many other entities engaged in quick service restaurant businesses. While we believe we have a unique product that will provide a competitive advantage, we are competing with other restaurants that could be better funded and more well-known than Fast Casual Concepts, Inc.

Risks associated with officers and directors’ ability to independently control the operations of the Company.

Due to the share structure and the fact that we are in the start-up phase of the Company, the current officers and directors independently control the operations of the Company including but not limited to election of other directors, approval of significant corporate transactions and ability to issue additional shares.

Adverse economic or other conditions in the markets in which we do business could negatively affect our revenues and therefore our operating results.

Our operating results are dependent upon our ability to provide a quality dining experience. Adverse economic or other conditions in the markets in which we operate may lower our ability to continue to grow. If we fail to generate revenues sufficient to meet our cash requirements, including operating and other expenses, debt service and capital expenditures, our net income, cash flow, financial condition, and the trading price of our securities could be adversely affected.

We will depend upon our staff to maintain a high level of customer satisfaction, and any difficulties we encounter in hiring, training and maintaining skilled personnel may harm our operating performance.

We have an experienced staff that has substantial experience. However, we do depend on a high level of customer satisfaction to continue growing our business and as we grow it will be necessary to hire and develop employees that have an extremely high desire to provide excellent customer service. If our staff is unable to provide the level of service we expect it could negatively impact our operating performance.

Increases in taxes and regulatory compliance costs may reduce our income.

Increases in the taxes in general may reduce our net income, cash flow, financial condition, ability to pay or refinance our debt obligations, and the trading price of our securities. Similarly, changes in laws increasing the potential liability for operating conditions may result in significant unanticipated expenditures, which could similarly adversely affect our business and results of operations.

Risks Related to the Industry

The industry has large companies that have acquired a large share of the market

Our ability to succeed will depend on our ability to compete with large companies with more financing and easier access to necessary expansion capital. Capturing portions of the market from these large companies will be integral in accomplishing our business plan and growing our business.

Current risks in the industry include the Coronavirus Pandemic.

Our ability to continue operations through the ongoing restrictions on businesses due to the Coronavirus Pandemic could affect our profitability in the future. Changes to our dine-in options could be affected for a longer period of time then is now expected and could have a negative effect on our business.

Our stores are currently open at 50% occupancy. We also offer outdoor dining, delivery and take out. We will be following Pennsylvania state and county guidelines for further opening. We have two more stores opening in 2020. COVID-19 is not expected to delay their opening, nor our 2021 franchising intentions, nor further opening of more stores. We have designed our fast casual food concept to be as recession-proof as possible.

Risks Related to Ownership of Our Common Stock

Our common stock may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the public offering price.

The market price for our common stock is volatile and the trading in our common stock is limited and sporadic. In addition, the market price of our common stock may fluctuate significantly in response to a number of factors, most of which we cannot control, including:

●	Unplanned delays in acquiring new business;
●	Stock price performance of our competitors;
●	Default on our indebtedness;
●	Actions by our competitors;
●	Changes in senior management or key personnel;
●	Incurrence of indebtedness or issuances of capital stock; and
●	Economic, legal and regulatory factors unrelated to our performance.

In addition, stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies in our industry. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were involved in securities litigation, we could incur substantial costs and our resources and the attention of management could be diverted from our business.

Substantial future sales of our common stock, or the perception in the public markets that these sales may occur, may depress our stock price.

Sales of substantial amounts of our common stock in the public market after this offering, or the perception that these sales could occur, could adversely affect the price of our common stock and could impair our ability to raise capital through the sale of additional shares. The shares of common stock offered in this offering will become freely tradable without restriction under the Securities Act.

We will continue to incur certain costs as a result of conducting a Tier 2 offering under Regulation A and in the administration of our organizational structure.

After the offering, we may incur higher legal, accounting, insurance and other expenses than at the level that we are currently experiencing. We also have incurred and will continue to incur costs associated with conducting a Tier 2 offering under Regulation A and related rules implemented by the Securities and Exchange Commission (“SEC”). Despite the on-going reporting requirements from conducting such an offering, the Company will not be “public” once this offering circular is qualified or subject to the Sarbanes-Oxley Act. We will continue to incur ongoing periodic expenses in connection with the administration of our organizational structure. The expenses incurred by companies for reporting requirements required by Regulation A have been increasing. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. These laws and regulations could also make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our Board of Directors, our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a Company required to follow Regulation A Tier 2 filing requirements, we could be subject to penalties, fines, sanctions and other regulatory action and potentially civil litigation.

This is a fixed price offering and the fixed offering price may not accurately represent the current value of us or our assets at any particular time. Therefore, the purchase price you pay for our shares may not be supported by the value of our assets at the time of your purchase.

This is a fixed price offering, which means that the offering price for our shares is fixed and will not vary based on the underlying value of our assets at any time. Our Board of Directors has determined the offering price in its sole discretion without the input of an investment bank or other third party. The fixed offering price for our shares has not been based on appraisals of any assets we own or may own, or of our Company as a whole, nor do we intend to obtain such appraisals. Therefore, the fixed offering price established for our shares may not be supported by the current value of our Company or our assets at any particular time.

We do not currently pay any cash dividends.

As we grow our Company and become a successful Company, we expect to be in position to generate earnings and cash flow that will enable us to begin paying dividends, however, the projected timing of reaching that point is presently uncertain. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will depend upon results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our Board of Directors deems relevant. Our ability to pay dividends may also be restricted by the terms of any future credit agreement or any future debt or preferred equity securities of ours or of our subsidiaries. Accordingly, if you purchase shares in this offering, realization of a gain on your investment will depend on the appreciation of the price of our common stock, which may never occur. Investors seeking cash dividends in the foreseeable future should not purchase our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements under the “Summary,” “Risk Factors,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other sections of this Offering Circular. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks and uncertainties described under “Risk Factors.”

While we believe we have identified material risks, these risks and uncertainties are not exhaustive. Other sections of this Offering Circular describe additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this Offering Circular to conform our prior statements to actual results or revised expectations, and we do not intend to do so.

Forward-looking statements include, but are not limited to, statements about:

●	our business’ strategies and investment policies;

●	our business’ financing plans and the availability of capital;

●	potential growth opportunities available to our business;

●	the risks associated with potential acquisitions by us;

●	the recruitment and retention of our officers and employees;

●	our expected levels of compensation;

●	the effects of competition on our business; and

●	the impact of future legislation and regulatory changes on our business.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this Offering Circular.

DILUTION

Purchasers of our common stock in this offering could experience dilution of net tangible book value per share from the public offering price. Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of shares of common stock and the net tangible book value per share immediately after this offering.

After giving effect to the sale of our common stock in this offering at an assumed public offering price of $.10 per share and after deducting the estimated offering expenses payable by us, our adjusted net tangible book value as of December 31st 2019 would have been $4,011,763 or $0.0364 per share.

The following table sets forth the estimated net tangible book value per share after the offering and the dilution to persons purchasing Common Stock based on the foregoing offering assumptions.

Offering
Assumed public offering price per share	$.10
Net tangible book value per share as of December 31, 2019	$-.0988
Increase in net tangible book value per share to the existing stockholders attributable to this offering	$0.1352
Adjusted net tangible book value per share after this offering	$0.0364
Increase in net tangible book value per share to new investors	$0.0352

CAPITALIZATION

The following table sets forth our capitalization as of December 31st, 2019:

•on a historical basis;

•the receipt of the net proceeds of the offering of 5,000,000 shares;

You should read this capitalization table together with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes appearing elsewhere in this Offering Circular.

	Actual Amounts	Offering Amounts
ASSETS

Current Assets:
Cash	$2,165	$5,002,165
Inventory	11,806	11,806
Other Non-Current Assets
Property and equipment, net	514,923
Lease assets	452,538
Inventory	6,805
Total Assets	988,237	5,988,237

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable and accrued expenses	111,325	111,325
Lease Liabilities	75,614	75,614
Notes Payable, current portion	18,363	18,363
Note payable, related party	157,475	157,475
Total Current Liabilities	362,777	362,777
Long Term Liabilities

Operating lease liabilities	398,395	398,395
Notes payable, related parties	429,694	429,694
Note payable	107,040	107,040)
Total liabilities	1,297,906	1,297,906
Stockholders’ Deficit
Common stock; $0.001 par value, 10,000,000 shares authorized and 10,000,000 shares issued and outstanding	10,000	10,000
Accumulated Deficit	(319,669)	(319,669)
Total Stockholders Deficit	(309,669)	(309,669)
Total Liabilities and stockholders Deficit	988,237	988,237

PLAN OF DISTRIBUTION

Pricing of the Offering

Prior to this offering, there have been no sales of any shares to the public. The public offering price of the shares in this offering has been determined by our Board of Directors without the assistance of an investment bank or other third party. Among the factors considered in determining the public offering price of the shares, in addition to the prevailing market conditions, are estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the other factors in relation to market valuation of companies in related businesses.

We may sell or issue the securities offered by this offering from time to time in any one or more of the following ways:

●	via crowdfunding through one or more regulatory-compliant websites;
●	through solicitation from employees of the Company;
●	directly to purchasers or a single purchaser; or
●	through a combination of any of these methods.

Solicitation from the Company will be conducted by officers, directors and/or employees of the Company via in-person, telephone, text and/or email.

There will be no commissions paid for the distribution of securities to third parties or brokers. In the event we decide in the future to employ such third parties or brokers, we will amend the offering circular accordingly to disclose such arrangements.

Investment Limitations

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

As a Tier 2, Regulation A offering, investors must comply with the 10% limitation to investment in the offering. The only investor in this offering exempt from this limitation is an accredited investor, an “Accredited Investor,” as defined under Rule 501 of Regulation D. If you meet one of the following tests you should qualify as an Accredited Investor:

(1) You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(2) You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase shares in this offering (please see below on how to calculate your net worth);

(3) You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the shares in this offering, with total assets in excess of $5,000,000;

(4) You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor; or

(5) You are a trust with total assets in excess of $5,000,000, your purchase of shares in this offering is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the shares in this offering ; Under Rule 251 of Regulation A, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end). A non-accredited, natural person may only invest funds which do not exceed 10% of the greater of the purchaser’s annual income or net worth (please see below on how to calculate your net worth).

Net Worth Calculation

Your net worth is defined as the difference between your total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the shares in the offering.

In order to purchase shares in this offering and prior to the acceptance of any funds from an investor, an investor will be required to represent, to the Company’s satisfaction, that he or she is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this offering.

USE OF PROCEEDS

We intend to use the net proceeds of this offering as follows:

●	Increase marketing and brand awareness. (this will be achieved through hiring qualified sales and marketing agents to increase the visibility of the Company) This is expected to use approximately 30% of the funds raised.

●	Expansion and new locations that will allow us to increase our market share and ultimately become more profitable. This is expected to use approximately 60%

●	Remaining funds of approximately 10% will be used for general operating expenses and potential investment opportunities to allow the formation of strategic partnerships or for Company acquisitions.

●	If all of the securities being qualified in this offering statement are not sold, it will not materially affect the use of proceeds as described above—the stated uses would receive less aggregate funding, but the allocations would remain substantially similar.

DIVIDEND POLICY

As we become fully operational, we could be in a position to generate earnings and cash flow that will enable us to begin paying dividends on our Common Stock, however, the projected timing of reaching that point is presently uncertain. The decision to pay a dividend remains within the discretion of our Board of Directors and may be affected by various factors, including our earnings, financial condition, capital requirements, level of indebtedness and other considerations our Board of Directors deems relevant. Future credit facilities, other future debt obligations and statutory provisions, may limit, or in some cases prohibit, our ability to pay dividends.

BUSINESS

Overview

Fast Casual Concepts, Inc. is a holding Company that has opened three distinct fast casual restaurants. One Restaurant was opened in 2019 and two additional locations opened in January of 2020. The Company expects to open several more restaurants in2020, and the plan of franchising restaurants by January 2021. The restaurants are:

●	Holy Cow Burgers and Ice Cream

●	Independent Taco

●	Third Eye Pies

This business plan was prepared to obtain financing for the initial launch of the Company. The financing, in addition to the capital contributions by the owner, will enable Fast Casual Concepts to successfully open and properly operate the three initial restaurants through Year 1. A unique, mid-scale, innovative environment is required to provide customers with an atmosphere that they will enjoy as much as the food. The financing will be used for property leasing, equipment purchases, and to cover expenses in the first year of operation. Additional financing will be required to open subsequent restaurants in Year 2 prior to selling franchises. Our positive cash flow will help to offset some of this burden.

Although the concept of fast casual originated in the United States in the 1990’s, it did not become mainstream until late 2000’s/early 2010’s. During the economic recession that began in 2007, the category of fast casual dining saw increased sales to the 18 – 34-year-old demographic. This demographic group has limited disposable spending for meals, so they tend to choose fast casual since it is perceived as healthier. A fast casual restaurant offers higher quality food than fast food restaurants, with fewer frozen or processed ingredients, but it does not provide full table service. It is an intermediate concept between fast food and casual dining, and usually priced accordingly.

Fast casual restaurants meet the following criteria:

1.	Limited-service or self-service format

2.	Average meal price between $8 and $15

3.	Made-to-order food with more complex flavors than fast food restaurants

4.	Upscale, unique or highly developed décor

5.	Most often will not have a drive thru

Fast Casual Concepts plans to open Company-owned restaurants to validate performance, before offering franchise opportunities to qualified buyers. The three restaurants are an answer to the increasing dining demand of millennials. They (1) want value for everything that they purchase, (2) will not accept anything that does not meet their expectations, and (3) want a pleasant dining experience in a socially comfortable environment. The three food sectors: burgers, tacos, and pizza are cuisines that millennials want to eat, and Fast Casual Concepts will operate the restaurants they want to patronize.

In today’s highly competitive environment, it is becoming increasingly more difficult to differentiate one restaurant concept from another. Fast Casual Concepts will do this by offering entrees made with fresh ingredients. The food will be prepared daily on the premises and seasoned to perfection. The grills and ovens in our restaurants will be out in the open and loaded with burgers, taco meat, and pizzas. With our high-quality, streamlined menu, diners will receive their food quickly and piping hot. We believe that fresh ingredients produce the high-quality products that today’s health-conscious consumer’s desire.

This business plan presents our vision and strategic plan to offer fast casual dining to our target market segments—the 18 – 34-year old and position the brand for successful franchising in the future. This plan includes the restaurants, market strategy, investment requirements, financial forecasts, management team, and franchisee recruitment.

The first restaurant, Holy Cow Burgers and Ice Cream, opened in September 2019 in Slippery Rock, PA. Two additional restaurants, Independent Taco and Third Eye Pies, opened in January 2020 in Grove City, PA. A fourth store, a second Independent Taco, is scheduled to open in 2020 in Butler, PA. Also, in 2020, a second Third Eye Pies, is in the planning phase for a location in Washington, PA.

Objectives

Fast Casual Concepts’ objectives for the first three years of operation include:

1.	Open multiple restaurants in each of the three food sectors in 2020

2.	Average annual sales in each location between $700k - $1 million

3.	Operate each restaurant at a minimum gross margin of 20%

4.	Keep food and labor costs, as a percent of revenue, at 30% and 30%, respectively

5.	Maintain tight operational controls by hiring an experienced manager for each location and using electronic management controls.

7.	Increase sales by 20% in 2020

8.	Begin franchising restaurants in 2021

Keys to Short-Term Success

The keys to short-term success are:

1.	The creation of a unique, mid-scale atmosphere with fresh, high-quality food that will differentiate us from the competition.

2.	Serve high-quality food at competitive prices in a clean, fun environment.

3.	Product quality and consistency.

4.	Price effectively with respect to the quality and customer value proposition.

5.	Control costs in all areas.

6.	Establish the market presence needed to attract customers and meet/exceed sales goals

7.	Hire, train, motivate, and reward the best people available to have the friendliest, most-efficient staff possible.

8.	Earn a gross margin of 20% or more.

9.	Promote the new restaurants in the community.

10.	Reporting and controls in place for inventory and financial performance.

11.	Attain financial results which will to support future franchising efforts.

PROPERTY

The principle office of the Company is located at 141 Amsterdam Rd., Grove City, PA 16127. This location has approximately 1200 square feet.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto of the Company, as well as the financial statements and the notes thereto, included in this Offering Circular. The following discussion contains forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” above.

Results of Operations of the Company Ending December 31, 2019

The Company has initiated our business plan and with the sole focus of Fast Casual Concepts on establishing a presence in the market with multiple different restaurants. We expect revenues to continue to increase throughout the fiscal year. Significant expenses during the period included $257,616 in general and administrative expenses, $81,148 in Compensation expense and $67,883 in cost of sales. We realized a net loss of $319,669 during the period.

Planned Sources of Revenues and Additional Expenses

Fast Casual Concepts will control growth during our start-up phase by systemically opening restaurants based on our defined timeline. The initial restaurants will be within a short distance of each other (one-hour drive). Our growth will come from franchisees who will own and operate restaurants. The Franchise Model will be our future, long-term business growth.

Additional expenses will accrue with the increase of locations and with the franchise business model. The increase in expenses will be dictated by the growth of the Company and will be directly tied to additional revenue.

Liquidity and Capital Resources of the Company

As previously noted, we are a development stage Company and our ability to succeed in the market will greatly depend on our ability to secure investment funding through the sale of securities. We intend to use proceeds of the sale of securities to increase our market presence through advertising and hiring key staff members that will assist us in growing our presence. If we are only able to raise a portion of the proceeds of this offering, we will use that portion of proceeds according to the same strategy but on a slower growth curve. At the period end the Company had $2,165 cash on hand and $11,806 in inventory. Revenues are expected to increase this year through growth and additional locations being opened. Sources of future liquidity will greatly depend on our ability to secure investment funding through the sale of securities. We intend to raise the funds necessary through security sales and not undertake loans. If needed we are able to secure loans from private individuals as well as banking institutions. We currently have no additional capital commitments.

MANAGEMENT

Name	Position	Age	Start Date	Hours per month
George Athanasiadis	Board Member	43	March 2019	120
Tim Seivers	Board Member	61	March 2019	120
Jack Koch	Board Member	38	June 2019	120

Management understands the necessity to employ high quality, family-oriented people dedicated to serving the needs of the customers. Management is determined to find, employ and manage highly qualified staff, managerial and customer service agents who are motivated to work together as a team, work closely with the customers and execute on our business plan. Fast Casual Concepts will only hire those who are dedicated to serving our growing customer base.

George Athanasiadis —

HIGHLIGHTS OF QUALIFICATIONS

●	Bachelor of Science in Electrical Engineering, M.B.A., and Masters of Science in Information and Communication Technology
●	Promoted and developed energy efficient projects
●	Monitored and implemented multiple engineering projects from design phase to construction phase including cost analysis
●	Supervised the design and construction of a new train station and its electrical substations developed for the 2004 Olympics in Athens
●	Technical Chamber of Greece Licensed Engineer
●	Participation in Committees Competition for the award of Research – Works and Supply of Railway Projects Inc.
●	Fluent in English and Greek

PROFESSIONAL EXPERIENCE

Bright Business LLC in Florida; August 2012 –present

Owner

Duties: promoted LED lighting for commercial industries by initiating energy efficient projects to maximize energy savings with return on investment (ROI); utilized skills in sales through distributors, general/electrical contractors, owners, and purchasing through constant trips to China for sourcing economical, efficient and quality product; problem solving, managed multiple projects simultaneously and always design a plan that fits the customers’ needs and/or specifications

Ministry of Infrastructure, Transport and Networks Office of the Secretary General in Athens, Greece; July 2010 – July 2012

Consultant

Duties: supervised the CEOs of public transportation companies for air, rail, and road transportation; reviewed budget reports monthly and monitored all projects monthly to ensure compliance with completion goals and modifying those goals to fit the need of the project; developed an understanding of how the political system impacts the infrastructure of companies to analyze all projects from different perspectives.

Division Railway Systems SA Railway Projects; November 2000 - June 2010

Engineer, engineering field supervisor, project manager including contract procurement

Duties: prepared studies on electromechanical plant construction work and the drafting of tender documents in engineering activities; assigned responsibilities for implementing and updating the database PROJECTS OSE SA Directorate for Procurement and Supply using Primavera; monitored contractors for the construction of suburban railway line SKA – Airport, a new train station and its electrical substations developed for the 2004 Olympics in Athens; supervised daily duties of construction workers, maintained daily logs, ordered materials for projects, and developed strategies for problem solving; prepared tender documents to estimate the total cost of the project, sent out invitations to bid, and participated in committees that determined approval for the interested parties for a majority of all rail projects and designs; performed technical and financial analysis on all bids.

EDUCATION

●	University of Indianapolis Master’s in Business Administration, September 2003
●	University of Greenwich Masters of Science in Information and Communication Technology, October 2002
●	Bachelor of Science in Electrical Engineering, University of Florida, May 1998

Tim Seivers —

HIGHLIGHTS OF QUALIFICATIONS

●	Master concessionaire at festivals, air shows, and special events
●	Promoted and developed festivals, air shows, and special events
●	Concessionaire at all Pittsburgh Steelers home games and concerts at Heinz Field
●	Successful entrepreneur of multiple business operations since 1980

PROFESSIONAL EXPERIENCE

Great American Ventures in Pennsylvania; 1980 –present

Owner

Duties: Promote festivals, air shows, and special events; develop menus and pricing for events; create and maintain budgets for labor costs and food costs; develop a team of employees to work the festivals, air shows, and special events; provide a consistent, quality food and beverage product at events along the east coast of the United States

Homespun Country Stores, 1995-2002

Owner

Duties: owned and operated jewelry and clothing stores in five different locations; identifying appropriate pricing for the items; managed employees; determined trends in the market to provide popular merchandise to consumers.

Jack Koch –

Journeys by jack

Owner 2018-Present

Owner and operator of an independent travel agency franchise. Responsible for all business planning, operations, financial management, and corporate contract compliance.

Pasco County Sheriff’s Office

Strategic Planner and Grant Writer 2014-2018 Served in the Strategic Planning and Budget section. Researched, developed applications, and monitored compliance for state and federal funded grant programs including developing necessary project budgets. Worked in coordination with the Finance section on special projects related to audit compliance with fixed asset reconciliation. Worked in conjunction with the Human Resources section on position and classification updates and updates to the agency’s salary structure, including managing the three-year implementation of a comprehensive agency wide salary study. Reviewed self-insurance utilization information and developed proposed rate schedules for employer contributions. Conducted a wide variety of other research and business analysis related tasks as directed to inform command staff and support the agency mission.

Pasco County Sheriff’s Office

Child Protection Investigator and Supervisor 2006-2014

Served in the Child Protection Division. Responsible for monitoring and evaluating employee performance, researching statutes and administrative code and developing curriculum, training new employees, maintaining employee files and developing new policies and procedures. Participated in statewide workgroups proposing statutory and regulatory changes.

United States Army

Construction Equipment Repairer 1999-2002

Related responsibilities included personal accountability of over $200,000 worth of equipment. Responsible for maintaining hand-receipt records of all equipment subsequently assigned.

A&W Restaurants

Assistant Manager 1998-1999

Opened a new store in a food court location. Responsible for scheduling employees, managing daily cash deposits and store operations, and maintaining accurate inventory to control waste.

EDUCATION

Western Michigan University Thomas M. Cooley School of Law Juris Doctor 2016 Cum Laude

Pasco County Sheriff’s Office Leadership Development 2009 Certificate

Trinity College of Florida Bachelor of Arts 2006

None of the foregoing companies mentioned in the executive biographies are a parent, subsidiary or other affiliate of Fast Casual Concepts, Inc.

Executive Compensation

Management	Position	Compensation
George Athanasiadis	Board Member	$	Non Salaried
Tim Seivers	Board Member	$	Non Salaried
Jack Koch	Board Member		$500/week

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The following table sets forth information as to the shares of common stock beneficially owned as of the date of filing the offering circular by (i) each person known to us to be the beneficial owner of more than 5% of our common stock; (ii) each Director; (iii) each Executive Officer; and (iv) all of our Directors and Executive Officers as a group. Unless otherwise indicated in the footnotes following the table, the persons as to whom the information is given had sole voting and investment power over the shares of common stock shown as beneficially owned by them.

Directors and Executive Officers	Amount	Percent
George Athanasiadis	55,000,000	55%
Tim Seivers	35,000,000	35%

Directors and Executive Officers	Amount	Percent
Jerrod Seivers	10,000,000	10%

Shares issued are founder shares.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

There are no transactions in the interest of Management or other affiliated parties of Fast Casual Concepts, Inc.

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On September 9, 2019, an entity owned and operated by an officer and director of Fast Casual entered into a note payable to memorialize their payment of leasehold improvements totaling $55,588 and $18,136 of expenses paid on behalf of the Company, totaling $73,724. The note is unsecured, does not accrue interest and is due in full on December 31, 2020. The balance of the note is $73,724 at December 31, 2019.

On December 1, 2019, an entity owned and operated by an officer and director of Fast Casual entered into a note payable for cash funding of $100,000. The note is unsecured, accrues interest at the rate of 39.1% annually and is due in weekly payments of $2,360 until repaid in full on October 2, 2020. The balance of the note is $83,751 at December 31, 2019.

On December 31, 2019, an entity owned and operated by an officer and director of Fast Casual entered into a note payable to memorialize repayment of cash funding and expenses paid on behalf of the Company totaling $335,574. The note is unsecured, accrues interest at the rate of 0.8% monthly and is due in full on December 31, 2021. The balance of the note is $335,574 at December 31, 2019.

On December 31, 2019, an entity owned and operated by an officer and director of Fast Casual entered into a note payable to memorialize repayment of cash funding and expenses paid on behalf of the Company totaling $94,120. The note is unsecured, accrues interest at the rate of 0.8% monthly and is due in full on December 31, 2021. The balance of the note is $94,120 at December 31, 2019.

Fast Casual’s notes payable to related parties consist of the following at December 31, 2019:

Note payable, interest at 0.0% per annum, unsecured, due December 31, 2020	$73,724
Note payable, interest at 39.1% per annum, unsecured, due weekly through October 2, 2020	83,751
Note payable, interest at 0.8% monthly, unsecured, due December 31, 2021	335,574
Note payable, interest at 0.8% monthly, unsecured, due December 31, 2021	94,120
Total:	587,169
Less: current portion	(157,475)
Long-term debt, net	$429,694

DESCRIPTION OF CAPITAL STOCK

The following summary is a description of the material terms of our capital stock and is not complete. You should also refer to our articles of incorporation, as amended and our bylaws, as amended, which are included as exhibits to the registration statement of which this Offering Circular forms a part.

We are authorized to issue up to 750,000,000 shares of common stock, par value $0.001 per share.

As of the date of this offering, we have 100,000,000 shares of common stock and no shares of preferred stock outstanding. The outstanding shares of common stock are restricted and owned by directors of the Company.

Common Stock

Voting

Each holder of our common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Any action at a meeting at which a quorum is present will be decided by a majority of the votes cast. Cumulative voting for the election of directors is not permitted.

Dividends

Holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available for payment, subject to the rights of holders, if any, of our preferred stock. Any decision to pay dividends on our common stock will be at the discretion of our Board of Directors. Our Board of Directors may or may not determine to declare dividends in the future. See “Dividend Policy.” The Board’s determination to issue dividends will depend upon our profitability and financial condition, and other factors that our Board of Directors deems relevant.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up of our Company, the holders of our common stock will be entitled to share ratably on the basis of the number of shares held in any of the assets available for distribution after we have paid in full all of our debts and after the holders of all outstanding preferred stock, if any, have received their liquidation preferences in full.

Preferred Stock

Fast Casual Concepts, Inc. has not authorized preferred stock.

Convertible Debentures

Fast Casual Concepts, Inc. has no convertible debentures

Limitations on Liability and Indemnification of Officers and Directors

Wyoming law authorizes corporations to limit or eliminate (with a few exceptions) the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our articles of incorporation and bylaws include provisions that eliminate, to the extent allowable under Wyoming law, the personal liability of directors or officers for monetary damages for actions taken as a director or officer, as the case may be. Our articles of incorporation and bylaws also provide that we must indemnify and advance reasonable expenses to our directors and officers to the fullest extent permitted by Wyoming law. We are also expressly authorized to carry directors’ and officers’ insurance for our directors, officers, employees and agents for some liabilities.

The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to the indemnification provisions in our articles of incorporation and bylaws.

There is currently no pending litigation or proceeding involving any of directors, officers or employees for which indemnification is sought.

Transfer Agent

There is currently no transfer agent. Upon approval of this offering circular a transfer agent will be put in place.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our common stock in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities. We are unable to estimate the number of shares of common stock that may be sold in the future.

Upon the completion of this offering, we will have outstanding 150,000,000 shares of common stock if we complete the offering hereunder. All of the shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by one of our affiliates as that term is defined in Rule 144 under the Securities Act, which generally includes directors, officers or 10% stockholders.

Rule 144

Shares of our common stock held by any of our affiliates, as that term is defined in Rule 144 of the Securities Act, may be resold only pursuant to further registration under the Securities Act or in transactions that are exempt from registration under the Securities Act. In general, under Rule 144 as currently in effect, any of our affiliates would be entitled to sell, without further registration, within any three-month period a number of shares that does not exceed the greater of:

●	1% of the number of shares of common stock then outstanding, which will equal about 150,000 shares immediately after this offering, or;

●	the average weekly trading volume of the unrestricted common stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates will also be subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

EXPERTS

The financial statements of the Company as of December 31, 2019, included in this Offering Circular have been audited by Goff Backa Alfera & Company, LLC, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements of the Company have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

REPORTS

Following this Tier II, Regulation A offering, we will be required to comply with certain ongoing disclosure requirements under Rule 257 of Regulation A. We will be required to file: an annual report with the SEC on Form 1-K; a semi-annual report with the SEC on Form 1-SA; current reports with the SEC on Form 1-U; and a notice under cover of Form 1-Z. The necessity to file current reports will be triggered by certain corporate events, similar to the ongoing reporting obligation faced by issuers under the Exchange Act, however the requirement to file a Form 1-U is expected to be triggered by significantly fewer corporate events than that of the Form 8-K.

PART F/S

FAST CASUAL CONCEPTS, INC.

BALANCE SHEET

December 31,
2019
ASSETS

Current Assets:
Cash	$2,165
Inventory	11,806
Total Current Assets	13,971

Other Non-Current Assets:
Property and equipment, net	514,923
Lease assets	452,538
Inventory	6,805
Total Assets	$988,237

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
Accounts payable and accrued expenses	$111,325
Lease liabilities	75,614
Notes payable, current portion	18,363
Notes payable, related party	157,475
Total Current Liabilities	362,777

Long-Term Liabilities:
Operating lease liabilities	398,395
Notes payable, related parties	429,694
Notes payable	107,040
Total Liabilities	1,297,906

Stockholders' Deficit:
Common stock; $0.001 par value, 10,000,000 shares authorized and 10,000,000 shares issued
and outstanding	10,000
Accumulated deficit	(319,669)
Total Stockholders' Deficit	(309,669)

Total Liabilities and Stockholders' Deficit	$988,237

The accompanying notes are an integral part of these financial statements.

FAST CASUAL CONCEPTS, INC.

STATEMENT OF OPERATIONS

For the Period from Inception on March 23, 2019 Through December 31, 2019

REVENUES
Food and beverage sales	$130,064
Total Revenues	130,064

COSTS AND EXPENSES
Cost of sales	67,883
Facility expenses	34,415
Compensation expense	81,148
General and administrative	258,203
Depreciation and amortization	1,438
Total Costs and Expenses	443,087

Loss From Operations	(313,023)

OTHER EXPENSES
Interest expense	(6,646)
Total Other Expense	(6,646)

Loss before income taxes	(319,669)
Provision for income taxes	—
Net loss	$(319,669)

Basic loss per common share	$(0.07)

Basic weighted average common shares outstanding	4,487,633

The accompanying notes are an integral part of these financial statements.

FAST CASUAL CONCEPTS, INC.

STATEMENT OF STOCKHOLDERS' DEFICIT

	Common Stock		Accumulated	Total Stockholders'
	Shares	Amount	Deficit	Deficit
Balance, Inception March 23, 2019	—	—	—	—

Common stock issued to founders	10,000,000	10,000	—	10,000

Net loss for the period ended December 31, 2019	—	—	(319,669)	(319,669)

Balance, December 31, 2019	10,000,000	$10,000	$(319,669)	$(309,669)

The accompanying notes are an integral part of these financial statements.

FAST CASUAL CONCEPTS, INC.

STATEMENT OF CASH FLOWS

DECEMBER 31, 2019

For the Period from Inception on March 23, 2019 Through December 31, 2019

Cash Flows From Operating Activities:
Net loss	$(319,669)
Adjustments to reconcile net loss to net
cash (used) provided by operating activities:
Amortization expense	1,438
Common stock issued for services	10,000
Changes in operating assets and liabilities:
Increase in inventory	(11,806)
Decrease in leased assets	20,693
Increase in other assets	(6,805)
Increase in accounts payable and accrued expenses	58,047
Decrease in lease liabilities	778
Net cash used in operating activities	(247,324)

Cash Flows From Investing Activities:
Purchase of property and equipment	(253,476)
Net cash used in investing activities	(253,476)

Cash Flows From Financing Activities:
Proceeds from the issuance of notes payable, related party	509,249
Payments on notes payable, related party	(1,890)
Payments on notes payable	(4,394)
Net cash provided by financing activities	502,965

Net change in cash	2,165
Cash, beginning of period	—

Cash, end of period	$2,165

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$7,233
Cash paid for taxes	$—

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:
Property and equipment acquired with notes payable, notes payable, related party, or accounts payable	$262,885
Leased assets acquired through operating lease	$473,231
Notes payable issued for accounts payable	$24,222

The accompanying notes are an integral part of these financial statements.

FAST CASUAL CONCEPTS, INC.

FOOTNOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2019

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

The financial statements presented are those of Fast Casual Concepts, Inc. (“Fast Casual”, or the “Company”). Fast Casual was incorporated on March 23, 2019, under the laws of the State of Pennsylvania (PA).

Fast Casual was incorporated to develop, build, operate and franchise casual eating establishments under brand names such as Holy Cow, Independent Taco and Third Eye Pies. Fast Casual had one open store, the Holy Cow, in Slippery Rock, PA and two stores under construction, an Independent Taco and a Third Eye Pies, both in Mercer, PA.

Basis of Presentation

The Financial Statements and related disclosures have been prepared using the accrual basis of accounting in accordance with Generally Accepted Accounting Principles (“GAAP”) of the United States. Fast Casual has elected a calendar year-end.

Cash Equivalents

Fast Casual considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

Use of Estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition Policy

Fast Casual recognizes revenue in accordance with the provisions of Accounting Series Codification (“ASC”) 606, Revenue From Contracts With Customers (“ASC 606”), which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements. ASC 606 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. In general, the Company recognizes revenue based on the allocation of the transaction price to each performance obligation as each performance obligation in a contract is satisfied.

Food and beverage sales, as presented in our statement of operations, represents food and beverage product sold and is presented net of discounts, coupons, employee meals and complimentary meals. Revenue from restaurant sales is recognized when food and beverage products are sold. Revenue is presented net of sales tax. Sales taxes collected from customers are included in other accrued expenses on our balance sheets until the taxes are remitted to governmental authorities.

Food and Beverage Costs

Food and beverage costs include inventory costs of purchased food and beverages for resale. Vendor allowances received in connection with the purchase of a vendor’s products are recognized as a reduction of the related food and beverage costs as earned.

FAST CASUAL CONCEPTS, INC.

FOOTNOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2019

Leases

Operating leases consist of restaurant locations and generally have remaining terms of 5 - 10 years and most include options to extend the leases for additional 5-year periods. Generally, the lease term is the minimum of the noncancelable period of the lease or the lease term inclusive of reasonably certain renewal periods. If the estimate of our reasonably certain lease term was changed, our depreciation and rent expense could differ materially.

Operating lease assets and liabilities are recognized at the lease commencement date. Operating lease liabilities represent the present value of lease payments not yet paid. Operating lease assets represent our right to use an underlying asset and are based upon the operating lease liabilities adjusted for prepayments or accrued lease payments, initial direct costs, lease incentives, and impairment of operating lease assets. To determine the present value of lease payments not yet paid, we estimate incremental borrowing rates corresponding to the reasonably certain lease term. If the estimate of our incremental borrowing rate was changed, our operating lease assets and liabilities could differ materially.

Pre-Opening Expenses

Non-capital expenditures associated with opening new restaurants are expensed as incurred.

Advertising

Production costs of commercials are expensed in the fiscal period the advertising is first aired while the costs of programming and other advertising, promotion and marketing programs are expensed as incurred. These costs are reported as part of general and administrative in statement of operations.

Stock-Based Compensation

Fast Casual records stock-based compensation using the fair value method. Equity instruments issued to employees and the cost of the services received as consideration are accounted for in accordance with ASC 718, Stock Compensation and are measured and recognized based on the fair value of the equity instruments issued. All transactions with non-employees in which goods or services are the consideration received for the issuance of equity instruments are accounted for in accordance with ASC 515, Equity-Based Payments to Non-Employees, based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.

Fair Value of Financial Instruments

ASC 820, Fair Value Measurements (“ASC 820”) and ASC 825, Financial Instruments (“ASC 825”), requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. It establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument's categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. It prioritizes the inputs into three levels that may be used to measure fair value:

Level 1 - Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 - Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 - Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

FAST CASUAL CONCEPTS, INC.

FOOTNOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2019

The carrying values of cash, accounts payable and accrued liabilities approximate fair value. Pursuant to ASC 820 and 825, the fair value of cash is determined based on "Level 1" inputs, which consist of quoted prices in active markets for identical assets. The recorded values of all other financial instruments approximate their current fair values because of their nature and respective maturity dates or durations.

New Accounting Pronouncements

Fast Casual has implemented all new accounting pronouncements that are in effect and that may impact its financial statements. The Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

In February 2016, the Financial Accounting Standards Board (FASB) issued ASC 842, Leases (“ASC 842”). ASC 842 related to leases to increase transparency and comparability among organizations by requiring the recognition of right of use assets and lease liabilities on the balance sheet. Most prominent among the changes in the standard is the recognition of ROU assets and lease liabilities by lessees for those leases classified as operating leases. Under the standard, disclosures are required to meet the objective of enabling users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. The Company is also required to recognize and measure leases existing at, or entered into after, the beginning of the earliest comparative period presented using a modified retrospective approach, with certain practical expedients available.

ASC 842 was effective for Fast Casual upon its incorporation on March 23, 2019 and resulted in significant right-of-use lease assets and liabilities being recorded by the Company on its balance sheet as of December 31, 2019 (see Note 4).

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230), which amends the guidance to require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments in the ASU were effective for Fast Casual upon its incorporation on March 23, 2019 and had no impact on the Company’s financial statements.

In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260) Distinguishing Liabilities from Equity (Topic 480) Derivatives and Hedging (Topic 815): I. Accounting for Certain Financial Instruments with Down Round Features, II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception. ASU 2017-11 intends to reduce the complexity associated with the issuer’s accounting for certain financial instruments with characteristics of liabilities and equity. Specifically, the Board determined that a down round feature (as defined) would no longer cause a freestanding equity-linked financial instrument (or an embedded conversion option) to be accounted for as a derivative liability at fair value with changes in fair value recognized in current earnings and is effective in fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. The Company does not anticipate the adoption of this new standard to have a material impact on its financial statements.

In June 2018, the FASB issued ASU 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. ASU 2018-07 simplifies the accounting for share-based payments to nonemployees by aligning it with the accounting for share-based payments to employees, with certain exceptions. ASU 2018-07 is effective for fiscal years beginning after December 15, 2018. The Company adopted the new standard on upon its incorporation on March 23, 2019 and had no impact on the Company’s financial statements.

FAST CASUAL CONCEPTS, INC.

FOOTNOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2019

Long Lived Assets

Periodically Fast Casual assesses potential impairment of its long-lived assets, which include property, equipment and acquired intangible assets, in accordance with the provisions of ASC Topic 360, Property, Plant and Equipment. Fast Casual recognizes impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying values. An impairment loss would be recognized in the amount by which the recorded value of the asset exceeds the fair value of the asset, measured by the quoted market price of an asset or an estimate based on the best information available in the circumstances. There were no such losses recognized since inception.

Basic and Diluted Loss Per Share

Fast Casual presents both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including convertible debt, stock options, and warrants, using the treasury stock method, and convertible debt instrument, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.

The calculation of basic and diluted net loss per share for the period ended December 31, 2019 is as follows:

Basic Loss Per Share:
Numerator:
Net loss	$(319,669)
Denominator:
Weighted-average common shares outstanding	4,487,633
Basic net loss per share	$(0.07)

Income Taxes

Fast Casual files income tax returns in the U.S. federal jurisdiction, and the state of Pennsylvania. Fast Casual’s policy is to recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses.

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net deferred tax assets consist of the following components as of December 31, 2019:

Deferred tax assets:
Net operating loss carry forward	$64,717
Valuation allowance	(64,717)
Net deferred tax asset	$—

FAST CASUAL CONCEPTS, INC.

FOOTNOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2019

The federal income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate of 21% to pretax income from continuing operations for the period ended December 31, 2019 due to the following:

Pre-tax book income (loss)	$(67,130)
Stock for services	2,100
Meals and entertainment	12
Net operating loss carry forward	65,018
Federal Income Tax	$—

Fast Casual had net operating losses of approximately $309,612 that expire 20 years from when incurred. Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to use in future years. In accordance with the statute of limitations for federal tax returns, the Company’s federal tax return for the year 2019 is subject to examination.

NOTE 2 - RELATED PARTY TRANSACTIONS

Notes Payable

On September 9, 2019, an entity owned and operated by an officer and director of Fast Casual entered into a note payable to memorialize their payment of leasehold improvements totaling $55,588 and $18,136 of expenses paid on behalf of the Company, totaling $73,724. The note is unsecured, does not accrue interest and is due in full on December 31, 2020. The balance of the note is $73,724 at December 31, 2019.

On December 1, 2019, an entity owned and operated by an officer and director of Fast Casual entered into a note payable for cash funding of $100,000. The note is unsecured, accrues interest at the rate of 39.1% annually and is due in weekly payments of $2,360 until repaid in full on October 2, 2020. The balance of the note is $83,751 at December 31, 2019.

On December 31, 2019, an entity owned and operated by an officer and director of Fast Casual entered into a note payable to memorialize repayment of cash funding and expenses paid on behalf of the Company totaling $335,574. The note is unsecured, accrues interest at the rate of 0.8% monthly and is due in full on December 31, 2021. The balance of the note is $335,574 at December 31, 2019.

On December 31, 2019, an entity owned and operated by an officer and director of Fast Casual entered into a note payable to memorialize repayment of cash funding and expenses paid on behalf of the Company totaling $94,120. The note is unsecured, accrues interest at the rate of 0.8% monthly and is due in full on December 31, 2021. The balance of the note is $94,120 at December 31, 2019.

Fast Casual’s notes payable to related parties consist of the following at December 31, 2019:

Note payable, interest at 0.0% per annum, unsecured, due December 31, 2020	$73,724
Note payable, interest at 39.1% per annum, unsecured, due weekly through October 2, 2020	83,751
Note payable, interest at 0.8% monthly, unsecured, due December 31, 2021	335,574
Note payable, interest at 0.8% monthly, unsecured, due December 31, 2021	94,120
Total:	587,169
Less: current portion	(157,475)
Long-term debt, net	$429,694

FAST CASUAL CONCEPTS, INC.

FOOTNOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2019

Lease

During April 2019, Fast Casual and an entity owned and operated by an officer and director of Fast Casual, entered into a ten year lease for a restaurant space in Slippery Rock, PA, ending April 30, 2029. The base rent of the lease is $1,350 per month and Fast Casual is responsible for all operating expenses for the property throughout the term of the lease.

NOTE 3 - STOCKHOLDERS’ DEFICIT

On August 26, 2019, Fast Casual issued a total of 10,000,000 shares of common stock as founders’ shares for services valued at $10,000, or $0.001 per share.

NOTE 4 - LEASES

Fast Casual leases restaurant space under leases having remaining lease terms of up to ten years. Fast Casual has included the initial lease term in the cases where there are options to extend as it has determined that it is not reasonably certain that Fast Casual would exercise those options. Leases are classified as either finance or operating at inception of the lease, with classification affecting the pattern of expense recognition in the income statement. Operating leases result in the recognition of right-of-use lease assets and lease liabilities on the balance sheet. Right-of-use lease assets represent the Fast Casual's right to use the leased asset for the lease term and lease liabilities represent the obligation to make lease payments. The liability is calculated as the present value of the remaining minimum rental payments for existing operating leases using either the rate implicit in the lease or, if none exists, Fast Casual's incremental borrowing rate.

During April 2019, Fast Casual and an entity owned and operated by an officer and director of Fast Casual, entered into a ten year lease for a restaurant space in Slippery Rock, PA, ending April 30, 2029. The base rent of the lease is $1,350 per month and Fast Casual is responsible for all operating expenses for the property throughout the term of the lease.

During April 2019, Fast Casual entered into a lease for an Independent Taco restaurant space in Mercer, PA. The lease has an initial term of five years beginning on the date of the store opening, with an option to extend for another five years. The lease also provides Fast Casual access to the space prior to the lease term as well as tenant improvement allowances to complete the space prior to opening. As such, the lease was deemed to have commenced upon transfer of control of the space to Fast Casual on September 9, 2019 and the related leasehold improvement allowance was included in the fixed lease payments as a reduction when measuring the lease liability at that date.

During April 2019, Fast Casual entered into a lease for a Third Eye Pies restaurant space in Mercer, PA. The lease has an initial term of five years beginning on the date of the store opening, with an option to extend for another five years. The lease also provides Fast Casual access to the space prior to the lease term as well as tenant improvement allowances to complete the space prior to opening. As such, the lease was deemed to have commenced upon transfer of control of the space to Fast Casual on September 9, 2019 and the related leasehold improvement allowance was included in the fixed lease payments as a reduction when measuring the lease liability at that date.

During April 2019, Fast Casual entered into a lease for an Independent Taco restaurant space in Butler, PA. The lease has an initial term of five years beginning on the date of the store opening, with an option to extend for another five years. The lease also provides Fast Casual access to the space prior to the lease term as well as tenant improvement allowances to complete the space prior to opening, which had not yet occurred as of December 31, 2019.

During the year ended December 31, 2019, Fast Casual recorded $473,230 in right-to-use lease assets and lease liabilities related to the above described leases. During the period ended December 31, 2019, Fast Casual recognized $32,272 in expense from amortization of leased assets and interest on lease liabilities.

29

FAST CASUAL CONCEPTS, INC.

FOOTNOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2019

Maturities of the above lease liabilities are as follows at December 31, 2019:

2020	$91,015
2021	104,810
2022	111,658
2023	117,495
2024	123,753
2025	31,238
Thereafter	48,046
Total lease payments	628,015
Less: interest	(154,006)
Present value of lease liabilities	$474,009

NOTE 5 - GOING CONCERN

Fast Casual's financial statements are prepared using Generally Accepted Accounting Principles applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, Fast Casual has recently accumulated losses since its inception and has negative cash flows from operations, which raise substantial doubt about its ability to continue as a going concern. Management's plans with respect to alleviating the adverse financial conditions that caused management to express substantial doubt about the Fast Casual's ability to continue as a going concern are as follows:

Fast Casual opened its first restaurant in 2019 and two more in January 2020. The Company plans to open a fourth restaurant in the second quarter of 2020 and a fifth by the end of 2020 and is seeking to raise up to $1,000,000 through a private placement of its common stock. The continuation of Fast Casual as a going concern is dependent upon its ability to generate profitable operations that produce positive cash flows.  If Fast Casual is not successful, it may be forced to raise additional debt or equity financing.

.

There can be no assurance that Fast Casual will be able to achieve its business plans, raise any more required capital or secure the financing necessary to achieve its current operating plan.  The ability of Fast Casual to continue as a going concern is dependent upon its ability to successfully accomplish the plan described in the preceding paragraph and eventually attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 6 - SUBSEQUENT EVENTS

During January 2020, Fast Casual completed construction and opened its Independent Taco and Third Eye Pies Pizza locations in Mercer, PA.

PART III—EXHIBITS

Index to Exhibits

Exhibit Number	Exhibit Description

4.1	Form of Subscription Agreement
6.1	Total Events Triple Net Lease dated April 6, 2019
6.2	Independent Taco Lease dated April 15, 2019
6.3	Pittsafire Pizza Lease dated April 15, 2019
6.4	Butler Store Lease dated September 6, 2019
6.5	First Amendment to Pittsafire Pizza Lease dated October 14, 2019
6.6	Customer Incentive Agreement between Fast Casual and Reinhart Foodservice
11.1	Consent of Independent Registered Public Acconting Firm
12.1	Report of Independent Registered Public Accounting Firm
12.2	Legal Opinion

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Holiday, State of Florida, on July 13, 2020.

Fast Casual Concepts, Inc.

By	/s/ George Athanasiadis
CEO

This offering statement has been signed by the following persons in the capacities and on the dates indicated

By	/s/ / Tim Seivers	August 13, 2020
	Chief Operating Officer	Date

By	/s/ Jack Koch	August 13, 2020
	Principal Accounting Officer	Date

By	/s/ George Athanasiadis	August 13, 2020
	Principal Executive Officer	Date

By	/s/ George Athanasiadis	August 13, 2020
	Principal Financial Officer	Date